Exhibit 99.1

Investor Contacts:	Tim Schugel / Tony Ishaug
Telephone: (952) 944-5600

DEPARTMENT 56 REPORTS SECOND QUARTER 2003 RESULTS

Management Lowers Outlook

July 30, 2003 – Eden Prairie, MN. – Department 56 (NYSE: DFS), a leading collectible and giftware company, today reported revenue and earnings for the second quarter and six months ended July 5, 2003.

Revenues for the second quarter of $53.7 million were down 10% compared to $59.9 million in the second quarter of 2002. Revenues for the first half of $88.5 million were down 4% compared to $92.3 million in the first half of 2002.

Net income for the second quarter was $11.0 million or $0.84 per share compared to net income of $11.8 million or $0.89 per share in the second quarter of 2002. Net income for the first half of 2003 was $11.3 million or $0.86 per share compared to $14.8 million or $1.12 per share in the prior year before the cumulative effect of adopting SFAS No. 142.

Included in 2002 first half results was $5.4 million of other income recorded in the first quarter of 2002 in connection with the settlement of litigation involving the Company’s information systems, which affects the comparability of the earnings results to 2003.  First half 2002 net income, adjusted to exclude this $5.4 million of other income and prior to the cumulative effect of adopting SFAS No. 142, was $11.3 million ($0.86 per share), equaling results for the first half of 2003.

Fiscal 2003 Outlook

Department 56 today also announced that management has lowered its expectations for full-year fiscal 2003 earnings per share to the range of $1.60 to $1.70. This represents a decrease of $0.10 from the previous guidance of $1.70 to $1.80 per share principally reflecting higher than anticipated net attrition in the Company’s wholesale customer base and the decrease in gross margin percentage resulting from the shift in product mix further discussed below.

Wholesale Customer Orders

Wholesale customer orders of $138.1 million in the first half of 2003 were down 11% compared to the $155.9 million of orders received in the first half of 2002. Orders during the second quarter of $34.5 million were down 17% relative to orders of $41.8 million in the second quarter of 2002.

For the first half of 2003, orders for the Company’s Village Series products of $76.0 million were down 21% compared to $95.8 million in the prior year, while General Giftware orders of $62.1 million were up 3% from $60.1 million. For the second quarter, orders for Village Series products of $17.7 million were down 24% compared to $23.4 million in the prior year, and orders for General Giftware products of $16.8 million were down 8% from $18.4 million.

The first half of 2003 included 27 weeks (as part of a 53-week year), while the first half of 2002 included 26 weeks. Wholesale customer orders for the first half of 2003 decreased 12% when compared to the first 27 weeks of 2002.

“Our Gift and Specialty retailers cite inconsistent sales and a still uncertain economy as the primary reasons for their cautious approach to ordering. These factors have also contributed to a decline in the number of customers coming to the summer gift shows,” noted Susan Engel, Chairwoman and Chief Executive Officer. “On the other hand, continued solid performance at our Department 56 year-round retail stores demonstrates the persistent strength of the consumer appeal of our products and the wisdom of our retail strategy in the face of account attrition.”

Second Quarter and Year-to-Date Highlights

Second quarter wholesale revenues of $52.4 million were down 11% compared to $58.8 million in the second quarter of 2002. For the first half, wholesale revenues of $80.6 million were down 6% compared to $86.0 million in the first half of 2002.

For the second quarter of 2003, wholesale revenues for Village products of $27.9 million were down 19% compared to $34.4 million in the prior year, and General Giftware revenues were $24.5 million in the second quarter of both 2003 and 2002. For the first half, wholesale revenues for Village products of $45.5 million were down 13% compared to $52.3 million in the prior year, and General Giftware revenues of $35.1 million were up 4% compared to $33.7 million.

Retail revenues for the second quarter of 2003 were up 20% to $1.2 million from $1.0 million in the prior year. Retail revenues for the first half of 2003 were up 25% to $8.0 million from $6.4 million in the prior year. The Company’s year-round retail stores posted a same store sales increase of 6% during the first half of 2003. Time to Celebrate™, the Company’s direct sales division, had fewer than planned consultants at the end of June. Management has taken steps to accelerate its recruitment of consultants and is evaluating additional alternatives. As previously communicated, Time to Celebrate is not expected to have a noticeable impact on the Company’s results until the end of 2004 at the earliest.

Gross margin as a percentage of sales was 56% for the second quarter compared to 56% in the second quarter of 2002. For the first half, gross margins of 55% were down compared to 56% in the prior year. The decrease in first half gross margins was principally due to the highly promotional retail environment that resulted in lower gross margins within the seasonal store and kiosk components of the Company’s retail business during the first quarter of 2003 as well as a shift in the mix of wholesale product shipments. Management anticipates that fiscal year 2003 gross margins will be approximately 1 to 1 ½ percentage points lower than fiscal year 2002 gross margins principally due to this shift in product mix.

Selling, General and Administrative expenses for the second quarter were $12.8 million, or 24% of sales, compared to $14.5 million, or 24% of sales in the second quarter of 2002. For the first half, SG&A represented 35% of sales, or $30.9 million, compared to $32.8 million, or 36% of sales in the prior year. The decrease in SG&A for the first half was primarily the result of lower wholesale sales and corporate-level cost reductions, partially offset by increased retail operations during the first quarter.

Interest expense for the second quarter was $0.4 million compared to $0.8 million in the prior year. For the first half, interest expense was $1.0 million compared to $1.9 million in the prior year. The decrease in interest expense over the comparable periods resulted from a lower interest rate environment, as well as a decrease in the amount of term debt outstanding. The Company pre-paid $30 million of its term debt in March of 2003.

The Company’s income tax provision rates for the second quarter and first half of both 2003 and 2002 were 36%. Management anticipates that the income tax provision rate for 2003 will be approximately 36%.

Accounts receivable at the end of the second quarter were $61.6 million compared to $61.3 million at the end of the second quarter of last year. Accounts receivable increased despite reduced wholesale sales as a result of slower customer payments due to the difficult retail environment as well as decreases in the allowance for sales returns and credits.

Inventories were $24.9 million as of the end of the second quarter compared to $15.7 million a year ago. Approximately 80% of this $9.2 million increase is attributable to the timing of product shipments from overseas vendors for the Company’s wholesale segment. The remaining 20% of the increase is due to the increase in retail operations, including inventory for the start-up of Time to Celebrate. Management anticipates that wholesale segment inventories at year-end 2003 will approximate 2002 year-end levels.

Capital Expenditures for the second quarter and first half were $0.8 million and $0.9 million, respectively, compared to $0.7 million and $0.9 million in the second quarter and first half of last year. Management anticipates 2003 capital expenditures to approximate 1% to 2% of annual wholesale revenues plus approximately $900,000 for each year-round retail store opened during the year. The Company currently plans to open two year-round stores in 2003: one at The Florida Mall in Orlando and the other at Water Tower Place in Chicago.

About Department 56

Department 56, Inc. is a leading collectible and giftware company that recognizes the importance of celebrating life’s extraordinary moments – holidays, special days, and every day. Best known for its lighted Village buildings, Snowbabies™ figurines and extensive holiday and special occasion product lines, the Company designs and develops festive giftware with the highest principles of quality and creativity. Department 56 also offers Geppeddo® brand dolls, doll accessories and plush items.

Department 56 sells its products through approximately 14,000 wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores and seasonal kiosks throughout the United States, direct mail catalog companies and international distributors. Through its Time to Celebrate division, the Company sells holiday and seasonal giftware assortments direct to consumers at home shows.

Investors will have the opportunity to listen to the Company’s July 31 conference call over the Internet at www.companyboardroom.com. To listen to the live call, please go to the web site prior to the 9:00 a.m. EST call. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

Notes concerning forward-looking statements:

This release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 7 in the Company’s Form 10-K for 2002 dated March 17, 2003 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 5, 2003	December 28, 2002	June 29, 2002

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,369	$42,494	$3,696
Accounts receivable, net	61,622	32,620	61,306
Inventories	24,881	14,324	15,746
Other current assets	7,946	9,093	9,991
Total current assets	95,818	98,531	90,739

PROPERTY AND EQUIPMENT, net	19,435	20,908	22,425
GOODWILL, TRADEMARKS AND OTHER, net	59,940	60,061	60,176
OTHER ASSETS	2,613	1,825	2,190
	$177,806	$181,325	$175,530

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$22,000	$2,235	$2,235
Borrowings on revolving credit agreement	18,000	—	8,000
Accounts payable	6,898	8,172	5,411
Other current liabilities	17,290	16,597	23,470
Total current liabilities	64,188	27,004	39,116

DEFERRED TAXES	5,144	5,808	5,362
LONG-TERM DEBT	—	51,765	51,765
STOCKHOLDERS’ EQUITY	108,474	96,748	79,287
	$177,806	$181,325	$175,530

Reclassifications - Certain reclassifications were made to the June 29, 2002 condensed consolidated balance sheet in order to conform to the presentation of the July 5, 2003 and December 28, 2002 condensed consolidated balance sheets.  These reclassifications had no impact on consolidated net income or retained earnings as previously reported.

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Quarter Ended		27 Weeks Ended July 5, 2003	26 Weeks Ended June 29, 2002
	July 5, 2003	June 29, 2002

NET SALES	$53,655	$59,850	$88,534	$92,349
COST OF SALES	23,533	26,036	39,748	40,257

Gross Profit	30,122	33,814	48,786	52,092

Selling, general and administrative expenses	12,814	14,545	30,867	32,788

INCOME FROM OPERATIONS	17,308	19,269	17,919	19,304

Interest expense	369	840	953	1,896
Litigation settlement	—	—	—	(5,388)
Other, net	(284)	(46)	(651)	(254)

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	17,223	18,475	17,617	23,050

INCOME TAX PROVISION	6,200	6,651	6,342	8,298

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	11,023	11,824	11,275	14,752

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	—	(93,654)

NET INCOME (LOSS)	$11,023	$11,824	$11,275	$(78,902)

INCOME PER SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE - BASIC	$0.84	$0.91	$0.86	$1.14

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	—	(7.24)

NET INCOME (LOSS) PER SHARE - BASIC	$0.84	$0.91	$0.86	$(6.10)

INCOME PER SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE - ASSUMING DILUTION	$0.84	$0.89	$0.86	$1.12

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	—	(7.14)

NET INCOME (LOSS) PER SHARE - ASSUMING DILUTION	$0.84	$0.89	$0.86	$(6.02)

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	13,088	12,974	13,081	12,936
WEIGHTED AVERAGE SHARES OUTSTANDING - ASSUMING DILUTION	13,172	13,324	13,161	13,117

SUPPLEMENTAL INFORMATION -
Depreciation expense (as reported within SG&A)	$1,190	$1,145	$2,350	$2,552

Reclassifications - Certain reclassifications were made to the quarter and 26 weeks ended June 29, 2002 selling, general and administrative expenses in order to conform to the presentation of the quarter and 27 weeks ended July 5, 2003.  These reclassifications had no impact on consolidated net income as previously reported.

DEPARTMENT 56, INC.

SEGMENTS OF THE COMPANY AND RELATED INFORMATION

(In thousands)

	Quarter Ended		27 Weeks Ended July 5, 2003	26 Weeks Ended June 29, 2002
	July 5, 2003	June 29, 2002

Wholesale:
NET SALES	$52,431	$58,827	$80,571	$85,993
INCOME FROM OPERATIONS	25,389	28,594	36,784	39,581

Retail:
NET SALES	1,224	1,023	7,963	6,356
LOSS FROM OPERATIONS	(1,188)	(1,153)	(3,571)	(2,797)

Other -
LOSS FROM OPERATIONS	(6,893)	(8,172)	(15,294)	(17,479)

Consolidated:
NET SALES	53,655	59,850	88,534	92,349
INCOME FROM OPERATIONS	17,308	19,269	17,919	19,304

The Company has two reportable segments - wholesale and retail.  Although the product produced and sold for each segment is similar, the type of customer for the product and the method used to distribute the product are different.  The segmentation of these operations also reflects how the Company’s chief executive officer (the “CEO”) currently reviews the results of these operations.  Income from operations for each reporting segment includes specifically identifiable operating costs such as cost of sales and selling expenses.  General and administrative expenses are generally not allocated to specific operating segments and are therefore reflected in the other category.  Other components of the statement of operations which are classified below income from operations are also not allocated by segment.  In addition, the Company does not account for or report assets, capital expenditures or depreciation and amortization by segment.  All transactions between operating segments have been eliminated and are not included in the table above.

Reclassifications - Certain reclassifications were made to the quarter and 26 weeks ended June 29, 2002 segment information in order to conform to the presentation of the quarter and 27 weeks ended July 5, 2003.  These reclassifications had no impact on consolidated net income as previously reported.